Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
September 22, 2014	Kristina Waugh, 318.340.5627 Kristina.r.waugh@centurylink.com

Qwest Corporation Agrees To Sell Debt Securities

MONROE, La – CenturyLink, Inc. (NYSE: CTL) announced today that its wholly-owned subsidiary, Qwest Corporation, agreed to sell $500 million aggregate principal amount of 6.875% Notes due 2054. Qwest also granted the underwriters of this offering an option to acquire up to an additional $75 million principal amount of these notes to cover any over-allotments. The closing of this offering is expected to occur on September 29, 2014, subject to customary closing conditions.

Qwest intends to apply to list the notes on the New York Stock Exchange. If the application is approved, Qwest expects trading in the notes to begin within 30 days after the initial issuance of the notes.

Qwest intends to use the net proceeds from this offering, together with available cash or additional borrowings from CenturyLink or one of its affiliates, to retire at maturity on October 1, 2014 all $600 million aggregate principal amount of its outstanding 7.5% Notes, including the payment of accrued and unpaid interest thereon of approximately $23 million.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are the joint book-running managers for this offering.

Qwest is offering the notes pursuant to its existing shelf registration statement. Qwest intends to file with the Securities and Exchange Commission a definitive prospectus supplement and accompanying prospectus describing the terms of this offering. When available, copies of the definitive prospectus supplement and accompanying prospectus for this offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or emailing dg.prospectus_requests@baml.com, Morgan Stanley & Co. LLC toll free at 1-800-584-6837, UBS Securities LLC toll free at 1-877-827-6444 ext. 561-3884 or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, toll free at 1-800-326-5897 or emailing cmclientsupport@wellsfargo.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, and this offering will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to Qwest’s failure to satisfy the conditions to the underwriters’ obligation to consummate the offering; the possibility that corporate developments could preclude, impair or delay the above-described offering due to restrictions under the federal securities laws; changes in the terms or availability of CenturyLink’s credit facility; changes in Qwest’s credit ratings; changes in Qwest’s cash requirements or financial position; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of Qwest to consummate the above-described offering or listing on the terms described above or at all; Qwest’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s or Qwest’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described offering will be consummated or the notes will be listed on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink or Qwest to identify all such factors, nor can CenturyLink or Qwest predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any of their forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest undertakes any obligation to update any of its forward-looking statements for any reason.

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